EXHIBIT 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated November 20, 2023, with respect to the audited financial statements of Growth Stalk Holdings Corp. for the year ended December 31, 2022.

/s/ Hudgens CPA, PLLC

www.hudgenscpas.com

Houston, Texas

December 29, 2023